Exhibit 99.1

[MSC Letterhead]

Material Sciences Corporation Promotes Nastas To President And Chief Operating Officer; Siemers To Executive

Vice President, Chief Administrative And Financial Officer

MSC Also Announces Deadline for Receiving Shareowner Proposals for its Upcoming Annual Meeting

ELK GROVE VILLAGE, IL, June 29, 2005 – Material Sciences Corporation (NYSE: MSC), a leading provider of material-based solutions for electronic, acoustical/thermal and coated metal applications, today announced senior management changes. Ronald L. Stewart, 62, until now president and chief executive officer, will remain CEO and an MSC director. Clifford D. Nastas, 42, was elected president in addition to his current position as chief operating officer. Jeffrey J. Siemers, 52, was appointed executive vice president, chief administrative and financial officer from vice president and chief financial officer.

“In the past year, our focus on MSC’s core businesses of Quiet Steel® and coil coating resulted in significant progress in improving our operations, strengthening our internal financial controls and leveraging our technological advantages,” Stewart explained. “The logical next step was to realign leadership responsibilities to further enhance our progress in these important areas, as well as generate additional growth. In addition to their experience at MSC, Cliff and Jeff have very strong backgrounds that will help them effectively lead our company.”

Stewart has led MSC as president and CEO and a board member since March 2004. Nastas and Siemers will report directly to him.

As president and COO, Nastas will continue to be responsible for all operations, sales and marketing, and purchasing. In addition, the human resource function now will report directly to him.

Before becoming COO in October 2004, Nastas served as vice president and general manager of MSC’s Engineered Materials and Solutions Group from May 2004, after having been promoted to vice president of sales and marketing in 2003. He joined MSC in 2001 as vice president of marketing for the company’s Laminates and Composites Group. Nastas holds a master’s degree in business administration from Case Western Reserve University and a bachelor’s degree in chemical engineering from Wayne State University.

As executive vice president and chief administrative and financial officer, Siemers will continue his role as corporate secretary and remain responsible for finance and investor relations. In addition, the Information Technology Department and the corporate audit function will report directly to him.

Siemers has served as vice president and chief financial officer since July 2004. Before coming to MSC, he was vice president of finance for ORBIS Corporation. Prior to this, he worked with Brady Corporation for more than 20 years, where he was vice president finance of its Global MRO Group. Siemers received a bachelor’s degree in business administration from the University of Wisconsin. He is a certified public accountant.

Deadline for Submitting Shareowner Proposals for 2005 Annual Meeting

In connection with the rescheduling of MSC’s annual meeting of shareowners to August 18, 2005, which is a change of more than 30 days from the anniversary of MSC’s 2004 annual meeting, the company also announced that any proposal a shareowner wishes to have included in MSC’s proxy materials for the 2005 annual meeting (under Rule 14a-8 of the Securities Exchange Act of 1934) must be received by MSC a reasonable time before it begins to print its proxy materials. Proposals MSC receives by July 11, 2005, will fit this standard. Any proposals also will need to comply with Securities and Exchange Commission regulations regarding the inclusion of shareowner proposals in MSC’s proxy materials, and may be omitted if not in compliance with these requirements. Shareowner proposals should be sent here: Secretary, Material Sciences Corporation, 2200 East Pratt Boulevard, Elk Grove Village, IL 60007.

About Material Sciences

Material Sciences Corporation is a leading provider of material-based solutions for electronic, acoustical/thermal and coated metal applications. MSC uses its expertise in materials, which it leverages through relationships and a network of partners, to solve customer-specific problems, overcoming technical barriers and enhancing performance. MSC differentiates itself on the basis of its strong customer orientation, knowledge of materials combined with the offer of specific value propositions that define how it will create and share economic value with its customers. The company’s stock is traded on the New York Stock Exchange under the symbol MSC.

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